Exhibit 99.1

Atlantic Power Corporation Releases Fourth Quarter and Year End 2013 Results

BOSTON, MASSACHUSETTS — February 27, 2014 - Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today released its results for the three months and year ended December 31, 2013.

All amounts are in U.S. dollars unless otherwise indicated. Cash Available for Distribution, Cash Distributions from Projects, Payout Ratio, and Project Adjusted EBITDA are not recognized measures under generally accepted accounting principles in the United States (“GAAP”) and do not have standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please see “Regulation G Disclosures” attached to this news release for an explanation and the GAAP reconciliation of “Cash Available for Distribution”, “Cash Distributions from Projects”, “Payout Ratio” and “Project Adjusted EBITDA” as used in this news release. Going forward, the Company expects to provide guidance and updates regarding Project Adjusted EBITDA and Free Cash Flow, which are non-GAAP measures, along with reconciliations to project income and cash flows from operating activities, respectively, the most directly comparable GAAP measures.

Full Year 2013 Financial Highlights

•                  Project income increased $93.7 million to $64.3 million in 2013 compared to a project loss of $(29.4) million in 2012

•                  Cash flows from operating activities, including discontinued operations, decreased $14.7 million from 2012 to $152.4 million in 2013

•                  Project Adjusted EBITDA increased $42.9 million from 2012 to $270.5 million in 2013, slightly above the midpoint of the Company’s revised guidance range

•                  Cash Available for Distribution, including discontinued operations, decreased $22.8 million from 2012 to $108.8 million in 2013, above the upper end of the Company’s guidance range

Recent Financing Developments

•                  Made significant progress in achieving financial goals of addressing near-term debt maturities, gaining additional financial flexibility and reducing debt over time

•                  Closed new $210 million senior secured revolving credit facility maturing in 2018, which replaced the existing $150 million revolver maturing in March 2015

•                  Closed new $600 million senior secured term loan maturing in 2021; proceeds applied to redeem $415 million of debt with maturities in 2014, 2015 and 2017

•                  All-in interest rate on new facilities of 4.75% is favorable to the weighted average rate on debt redeemed (5.9%)

•                  Converted Piedmont’s construction loan to a $68.5 million term loan maturing in August 2018

2014 Guidance

•                  Project Adjusted EBITDA in the range of $280 to $305 million

•                  Free Cash Flow in the range of $0 to $25 million, after discretionary capex of approximately $18 million, projected repayment of project debt and amortization of the new term loan totaling approximately $79 million

“Our projects performed well and our financial results met or exceeded our guidance for the year.  In 2014, we expect growth of 8% in Project Adjusted EBITDA, including an initial contribution from investments made last year to optimize the performance of our projects,” said Barry Welch, President and CEO of Atlantic Power.  “We are ramping up these efforts and have now committed to $27 million of organic growth investments through 2014, which we expect will produce a run-rate Project Adjusted EBITDA contribution of at least $8 million in 2015.”

Mr. Welch continued, “We were very pleased with the successful execution of our refinancing, which is an important step in increasing our financial flexibility and liquidity and addressing our near-term debt maturities.  In addition, we plan to redeem our C$45 million convertible debenture due in October with cash on hand and, subject to market and other conditions, may reduce up to $150 million of additional debt with the excess proceeds from the financing and a portion of cash on hand.  Additionally, we will be evaluating a range of options, including asset sales or joint ventures to raise capital in a cost-effective manner for growth or additional debt reduction, as well as broader strategic options to improve shareholder value.  Our dividend level will be reviewed as part of this analysis.”

Atlantic Power Corporation

Table 1 — Selected Results

(in millions of U.S. dollars, except as otherwise stated)

	Years ended December 31,
Unaudited	2013	2012
Excluding results from discontinued operations (1)
Project revenue	$551.7	$440.4
Project income (loss)	64.3	(29.4)
Project Adjusted EBITDA	270.5	227.6
Cash Distributions from Projects	225.6	199.8
Aggregate power generation (thousands of Net MWh)	8,436.0	5,906.2
Weighted average availability	95%	95%
Including results from discontinued operations
Cash flows from operating activities	$152.4	$167.1
Cash Available for Distribution	108.8	131.6
Total cash dividends declared to shareholders	58.0	131.8
Payout Ratio	53%	100%

(1) The Path 15 transmission line (“Path 15”), Auburndale Power Partners, L.P. (“Auburndale”), Lake CoGen, Ltd. (“Lake”) and Pasco Cogen, Ltd. (“Pasco”) (collectively, the “Sold Projects”) and Rollcast were sold in April 2013 and November 2013, respectively, and accordingly, the revenues, project income (loss), Project Adjusted EBITDA and Cash Distributions from Projects of these assets have been classified as discontinued operations for the years ended December 31, 2013 and 2012, which means that the results from these discontinued operations are excluded from these figures. The results for discontinued operations have also been excluded from the aggregate power generation and weighted average availability statistics.  Under GAAP, the cash flows attributable to the Sold Projects and Rollcast are included in cash flows from operating activities as shown on the Consolidated Statement of Cash Flows; therefore, the Company’s calculations of Cash Available for Distribution and Payout Ratio as shown herein also include cash flows from the Sold Projects and Rollcast.

Note: Project Adjusted EBITDA, Cash Available for Distribution, Cash Distributions from Projects and Payout Ratio are not recognized measures under GAAP and do not have any standardized meaning prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies. Please refer to Table 11 for reconciliations of these non-GAAP measures to GAAP measures.

Financial Review for the Year Ended December 31, 2013

GAAP Measures

Project income increased by $93.7 million to $64.3 million in 2013 compared to a project loss of $(29.4) million in 2012. The increase in project income relates primarily to a $30.4 million gain on the sale of the Company’s 17% interest in the Gregory project in August 2013, additional project income from an increased interest in Rockland and new projects added in December 2012 (particularly Canadian Hills and Meadow Creek) in the Company’s Wind segment and mark-to-market adjustments to interest rate swaps and gas purchase agreements for three of the Company’s gas-fired projects in Ontario in the Company’s East segment. These increases were partially offset by $(34.9) million of goodwill impairments. Generally, reported project income can fluctuate significantly due to impacts from non-cash mark-to-market fair value of derivatives adjustments.

Cash flows from operating activities, which include cash flows from discontinued operations, decreased by $14.7 million to $152.4 million in 2013 compared to $167.1 million in 2012.  Factors positively contributing to annual results include cash flows from new projects added in December 2012 (see project income discussion above), and positive changes in working capital.  These factors were more than offset by reduced cash flow contributions from assets that were divested in April 2013.

Non-GAAP Measures

Project Adjusted EBITDA, which includes earnings from the Company’s equity method investments but excludes the results of discontinued operations, increased by $42.9 million to $270.5 million for 2013 compared to $227.6 million for 2012.  The increase is primarily due to contributions from new projects added in December 2012 and April 2013, which include $25.6 million from Canadian Hills, $14.0 million from Meadow Creek, and a modest contribution from Piedmont.  Rockland contributed $6.8 million more in 2013 than in 2012, which is attributable to the 100% consolidation of the former equity method project after increasing the Company’s ownership from 30% to 50% as part of the Ridgeline acquisition in December 2012.  Several projects in the Company’s East segment also posted higher operating results for the year, due to a combination of factors including higher generation, higher capacity revenues and favorable outage comparisons.  Two projects in the Company’s West segment experienced a decline in Project Adjusted EBITDA resulting from higher maintenance costs due to scheduled outages and decreased energy revenues caused by low water levels and contractual price decreases.  The Company has not reconciled non-GAAP financial measures relating to individual projects to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.

Cash Distributions from Projects, which excludes cash distributions from discontinued operations, increased by $25.8 million to $225.6 million in 2013, compared to $199.8 million in 2012.  The increase in Cash Distributions from Projects for the year is primarily due to distributions from Canadian Hills and Meadow Creek, both of which were added in December 2012.  Results were also helped by increased distributions from the Company’s East segment including projects in Ontario, which benefited from higher waste heat, as well as cash distributions made to the Company in 2013 by the Chambers project.  In 2012, distributions from the Chambers project were restricted from being made due to project holding company debt requirements.  These increased distributions were partly offset by decreased distributions in the West segment in 2013 compared to 2012.

Cash Available for Distribution begins with cash flows from operating activities and deducts project-level debt repayments, capital expenditures, distributions to non-controlling interests (primarily the other 50% owner of Rockland and the tax equity investors at Canadian Hills) and preferred dividends.  In 2013, Cash Available for Distribution decreased by $22.8 million to $108.8 million from $131.6 million in 2012.  The primary reasons for the decline include a reduction in cash flow contributions from assets that were divested in April 2013, higher capital expenditures associated with a repowering of two turbines at the Company’s Curtis Palmer project and initial outlays at Nipigon for a steam generator upgrade planned for 2014.  These reductions were partly offset by positive contributions from new projects added in December 2012, including Canadian Hills, Meadow Creek and Rockland, net of distributions to their minority interests, if any; positive changes in working capital; and, to a lesser extent, lower project-level debt repayments.

Payout Ratio for the year ended December 31, 2013 was 53% compared to 100% in 2012.  The payout ratio for 2013 as compared to the same period in 2012 was positively impacted by the reduced cash dividends declared to shareholders as well as the first full year of operating results from Canadian Hills and Meadow Creek. This was partially offset by lower operating cash flow contributions from assets that were divested in April 2013.  For further information, attached to this news release is a reconciliation of Cash Available for Distribution and Payout Ratio to cash flows from operating activities (Table 11).

Financial Review for the Three Months Ended December 31, 2013

Project income increased by $13.0 million to $7.2 million for the three months ended December 31, 2013 compared to a project loss of $(5.8) million in the year-ago period.  The increase in project income relates primarily to a $24.0 million mark-to-market increase in the fair value of gas purchase agreements at the North Bay and Kapuskasing projects, partially offset by an increase in project expenses.

Project Adjusted EBITDA increased by $0.3 million to $57.2 million for the three months ended December 31, 2013 from $56.9 million for the year-ago period.  Contributions from new projects for this period were $7.3 million from Canadian Hills, $3.6 million from Meadow Creek and $(1.4) million from Piedmont.  These contributions were mostly offset by decreases from other projects, including Curtis Palmer (lower water levels) and Tunis (outage due to extreme cold temperatures in Ontario). The Company has not reconciled non-GAAP financial measures relating to individual projects to the directly comparable GAAP measures due the difficulty in making the relevant adjustments on an individual project basis.

Results of Discontinued Operations

Financial results for the three months and year ended December 31, 2013 and December 31, 2012 are affected by the classification of the Company’s interests in its divested assets as discontinued operations; accordingly, the revenues, project income, Project Adjusted EBITDA and Cash Distributions from Projects classified as discontinued operations are excluded from continuing operations results.  The results of discontinued operations have been separately stated in the Consolidated Statements of Operations as “Net income (loss) from discontinued operations, net of tax”.

Under GAAP, the cash flow attributable to discontinued operations is included in cash flows from operating activities as shown on the Consolidated Statement of Cash Flows; therefore, the Company’s calculations of Cash Available for Distribution and Payout Ratio as shown herein also include cash flow from discontinued operations.

Project income (loss) from discontinued operations was $(0.2) million and $(6.2) million for the three months and year ended December 31, 2013, compared to $(34.8) million and $13.9 million, respectively, for the same periods in 2012.

Project Adjusted EBITDA from discontinued operations was $(0.2) million and $35.2 million for the three months and year ended December 31, 2013, respectively, compared to $25.8 million and $104.9 million, respectively, for the same periods in 2012.

Cash Available for Distribution from discontinued operations for the year ended December 31, 2013 was $36 million compared to $48 million for the same period in 2012.

The Delta-Person generating station (“Delta-Person”), which is under a purchase and sale agreement, and the Gregory project, which was sold in August 2013, are included in the Company’s financial results from continuing operations for the three months and year ended December 31, 2013 and 2012, as the projects are accounted for under the equity method of accounting.

The Company has not reconciled non-GAAP financial measures relating to discontinued operations to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.

Supplementary Financial Tables

For further information, attached to this news release is a:

•                  Summary of Project Adjusted EBITDA by segment for the three months ended December 31, 2013 and 2012 and the years ended December 31, 2013, 2012 and 2011 (Table 9) with a reconciliation to Project income (loss);

•                  Bridge from Project Adjusted EBITDA to Cash Distributions from Projects by segment for the year ended December 31, 2013 (Table 10A) and the year ended December 31, 2012 (Table 10B);

•                  Reconciliation of Cash Distributions from Projects and Project Adjusted EBITDA to net income (loss) for the years ended December 31, 2013, 2012 and 2011 (Table 11);

•                  Reconciliation of Cash Available for Distribution and Payout Ratio to cash flows from operating activities for the years ended December 31, 2013, 2012 and 2011 (Table 11); and

•                  Summary of Project Adjusted EBITDA for selected projects (top contributors based on the Company’s 2013 budget, representing approximately 75% to 80% of total Project Adjusted EBITDA) for the years ended December 31, 2013, 2012 and 2011 (Table 12).

Liquidity and Financing Update

New Term Loan and Revolving Credit Facility

At December 31, 2013, the Company had liquidity of $183.6 million, consisting of $158.6 million of unrestricted cash and $25 million of borrowing capacity under its existing senior secured revolving credit facility (the “Prior Credit Facility”).

On February 24, 2014, Atlantic Power Limited Partnership (“APLP”) entered into new senior secured credit facilities (the “Senior Secured Credit Facilities”), comprised of a $600 million senior secured term loan facility (the “Senior Secured Term Loan Facility”) maturing in February 2021 and a senior secured revolving credit facility (the “Senior Secured Revolving Credit Facility”) with a capacity of $210 million maturing in February 2018.  The Senior Secured Credit Facilities are secured by the 17 projects at APLP, which were acquired when the Company purchased Capital Power Income LP in November 2011.

The $210 million Senior Secured Revolving Credit Facility at APLP replaced the $150 million Prior Credit Facility at Atlantic Power Corporation in place at December 31, 2013 that would have otherwise matured in March 2015.  Borrowings under the Senior Secured Credit Facilities bear interest at a rate equal to the Adjusted Eurodollar rate, the Base Rate or the Canadian Prime Rate (as defined in the credit agreement governing the Senior Secured Credit Facilities).  Currently, the applicable margin for term loans based on the Adjusted Eurodollar Rate is 3.75%, with an Adjusted Eurodollar Rate floor of 1.00%, or an all-in rate of 4.75%.  The Senior Secured Term Loan Facility has a mandatory amortization of 1% annually.  In addition, the loan will be paid down via a 50% sweep of APLP’s cash flow after capex and debt service.

Proceeds from the Senior Secured Term Loan Facility were used to redeem in whole, at a price equal to par plus accrued interest and applicable make-whole premiums, the $190 million Curtis Palmer Notes maturing in 2014, the $150 million Series A Notes maturing in 2015 and the $75 million Series B Notes maturing in 2017 issued by Atlantic Power (US) GP.  Key positive characteristics of this refinancing include:

•                  Substantial reduction in the Company’s near-term debt maturities ($415 million).  After the planned redemption of the C$45 million convertible debenture maturing in October with cash, the Company will have no maturities until March 2017;

•                  Attractive all-in interest rate of 4.75%, which is below the cost of the redeemed debt ($415 million; weighted average of 5.9%);

•                  Subject to market conditions and other factors, that the Company may use the remaining proceeds from the Senior Secured Term Loan Facility, together with cash on hand, to repurchase or redeem, by means of a tender offer or otherwise, up to $150 million aggregate principal amount of the Company’s high-yield 9.0% notes;

•                  Mandatory 1% amortization and 50% cash sweep features of the term loan result in significant debt repayment through project cash flows by maturity and the expected reduction in interest expense over time;

•                  Borrowing capacity under the Senior Secured Revolving Credit Facility is $210 million less letters of credit outstanding, versus a $25 million cap under the Prior Credit Facility, and with no requirement to maintain a $75 million cash reserve.

The foregoing description of the Senior Secured Credit Facilities is qualified in its entirety by reference to the Company’s Current Report on Form 8-K filed on February 26, 2014 announcing the execution, closing and funding of the Senior Secured Credit Facilities and the full text of the credit agreement governing the Senior Secured Credit Facilities, which the Company filed as Exhibit 10.1 to its Annual Report on Form 10-K for the year ended December 31, 2013.

The Company expects to be in compliance with the financial maintenance covenants in the Senior Secured Credit Facilities for at least the next twelve months.

Due to the aggregate impact of the up-front costs resulting from the prepayments on the Company’s indebtedness described above, the Company is no longer in compliance with the fixed charge coverage ratio included in the restricted payments test of the indenture governing its high-yield 9.0% notes. As a consequence, further dividend payments, which are declared and paid at the discretion of the Company’s board of directors, in the aggregate cannot exceed the restricted payments “basket” of the greater of $50 million and 2% of consolidated net assets, as defined, (approximately $61 million at December 31, 2013) until such time that the Company is in compliance with the fixed charge coverage ratio.

See Table 2 for actual debt outstanding at December 31, 2013, pro forma adjustments to reflect the refinancing transaction, and projected debt at year-end 2014, which also reflects initial-year amortization of the term loan, project-level debt repayments in 2014, the potential repurchase or redemption, subject to market conditions, by means of a tender offer or otherwise, of up to $150 million of the Company’s high-yield 9.0% notes, and the redemption of the convertible debentures due in October 2014.

Atlantic Power Corporation

Table 2 — Debt Outstanding, including the Company’s share of equity method project debt (in millions of U.S. dollars)

Unaudited	December 31, 2013	Pro Forma (1)	Projected Year End (2)
Atlantic Power Corporation	$865	$865	$673
Atlantic Power Limited Partnership	612	797	745
Non-Recourse Project-level (consolidated)	399	391	372
Non-Recourse Project-level (equity method)	119	119	108
Total Debt	$1,995	$2,172	$1,898

(1) Pro forma for the following: pay-down of Piedmont construction debt by $8.1 million and conversion of remainder to a $68.5 million term loan maturing in August 2018; issuance of $600 million APLP term loan maturing in February 2021; redemption of $190 million Curtis Palmer debt (Feb 2014); and redemption of $225 million US GP notes (Feb 2014).

(2) Accounts for: payment of $42.1 (C$44.8) million convertible debentures (October 2014); the potential repurchase or redemption, subject to market conditions, by means of a tender offer or otherwise, of up to $150 million par value of the high-yield 9% notes; 1% mandatory amortization and 50% cash sweep on APLP’s term loan (expected to be approximately $52.0 million on a pro rata basis in 2014), the sale of Delta-Person in 2014 ($6.5 million equity method debt), and project-level debt repayments and other debt payments of $22.6 million ($3.7 million at equity method projects) in 2014.

Liquidity

Letters of credit outstanding at year end 2013 totaled $98 million.  As of February 26, 2014, letters of credit outstanding totaled $144 million.  The increase from year end reflects net changes with various counterparties due to changes in commodity prices, a $15.8 million letter of credit posted in conjunction with the debt service reserve required under the new term loan, a reduction in letters of credit resulting from the Piedmont term loan conversion (discussed below), and the resolution of discussions with an existing gas supplier that resulted in the posting of additional collateral in the form of letters of credit and cash.  In March, the Company expects to reduce its outstanding letters of credit by a total of $16 million, by reducing letters of credit posted with another counterparty by $10 million and by reducing the level of letters of credit required to be posted in the transition from the Prior Credit Facility to the new Senior Secured Revolving Credit Facility by $6 million.

The Senior Secured Revolving Credit Facility, unlike the Prior Credit Facility, does not require the company to maintain a $75 million restricted cash reserve; therefore, unrestricted cash on a pro forma basis increased by $75 million to $234 million.

Adjusted for the Senior Secured Credit Facilities, the additional contribution into Piedmont in February (discussed below) and the increased letters of credit outstanding, on a pro forma basis the Company would have $325 million of unrestricted cash and total liquidity of $391 million, including $66 million of undrawn availability under the Senior Secured Revolving Credit Facility.

See Table 3 for actual liquidity at December 31, 2013 and pro forma adjustments.

Atlantic Power Corporation

Table 3 — Liquidity (in millions of U.S. dollars)

Unaudited	December 31, 2013		Pro Forma (1)
Unrestricted cash (12/31/2013) (2)	$159		$159
Pro forma adjustments (February 2014):
Release of restricted cash	—		75
Refinancing proceeds	—		600
Completed debt redemptions	—		(415)
Curtis Palmer and US GP Notes make-whole payments and interest payments prior to redemption	—		(34)
Financing and advisory fees	—		(46)
Piedmont contribution	—		(14)
Unrestricted cash (pro forma) (2)	—		$325

Revolver capacity	150		210
Letters of credit outstanding	(98)		(144	)(3)
Unused borrowing capacity	25	(4)	66
Total Liquidity	$184		$391

Cash earmarked for additional debt reduction in 2014 (5)			$ ~200

(1) Pro forma reflects the new $210 million Senior Secured Revolving Credit Facility and $600 million Senior Secured Term Loan Facility at APLP and release of $75 million of restricted cash, net cash impact of refinancing transaction, and additional Piedmont equity contribution.

(2) Includes $20.5 million project-level cash for working capital needs.

(3) In March, the Company expects to reduce its outstanding letters of credit by a total of $16 million, by reducing letters of credit posted with another counterparty by $10 million and by reducing the level of letters of credit required to be posted in the transition from the Prior Credit Facility to the new Senior Secured Revolving Credit Facility by $6 million.

(4) Limit of $25.0 million under the August 2013 amendment to the Prior Credit Facility.

(5) Including redemption of $C44.8 million of convertible debentures at maturity (ATP.DB, due October 2014), and the potential repurchase or redemption, subject to market conditions, by means of a tender offer or otherwise, of up to $150 million par value of high-yield 9% notes, and related fees and expenses.

Piedmont Term Loan Conversion

As previously reported, Piedmont achieved commercial operation under its PPA with Georgia Power Company at a declared capacity of 53.5 MW on April 19, 2013. Piedmont and its engineering, procurement and construction (“EPC”) contractor, Zachry Industrial, Inc. (“Zachry”), are disputing certain issues under the EPC agreement including the condition and performance of the project, during which time Piedmont is withholding the amount still retained under the EPC agreement; the dispute has entered the arbitration process and an arbitration hearing has been tentatively scheduled in the latter part of 2014.

On February 14, 2014, the Company completed the conversion of the $76.6 million construction loan at Piedmont to a $68.5 million term loan maturing in August 2018.  To facilitate the conversion, the Company repaid $8.1 million of the construction loan. The term loan has an all-in interest rate of 5.2%. In addition, the Company made a $6.1 million equity contribution to the project which was used to fund various reserves and fees associated with the term loan conversion.

Due to the delay in and costs associated with achieving commercial operation and optimizing performance, and the need to build cash reserves at the project the Company did not receive any distributions from Piedmont in 2013, and does not expect to receive any in 2014.  The Company had previously expected $6 to $8 million of annual project distributions from Piedmont on a run-rate basis but now expects distributions to average $4 to $6 million annually after 2014.

2014 Guidance

•                  Project Adjusted EBITDA guidance of $280 to $305 million

•                  Free Cash Flow guidance in the range of $0 - $25 million

Project Adjusted EBITDA

The Company provided guidance for 2014 Project Adjusted EBITDA in the range of $280 to $305 million, an increase of $22 million based on the midpoint of the range compared to 2013 actual results of $270.5 million.  Key drivers of the increase include a full year of operations and improved performance at Piedmont, a more favorable PPA and gas supply agreement at Orlando, and an expected increase in results from the Company’s Meadow Creek and hydro projects due to assumed normal generation levels, where these were mostly below normal in 2013.  These positive factors are partly offset by the expiration of the Selkirk PPA and steam contracts and lower energy prices for the portion of Selkirk that is already merchant as well as the sale or closure of three projects that contributed to Project Adjusted EBITDA in 2013 but will not be material contributors in 2014 (Greeley, Gregory and Delta-Person).

Project Adjusted EBITDA for APLP is expected to be in the range of $165 to $175 million.

Free Cash Flow

Free Cash Flow is defined as cash flows from operating activities less capex, including discretionary optimization initiatives; project-level debt repayments, including amortization of the new term loan; and distributions to non-controlling interests, including preferred share dividends.  Free Cash Flow is comparable to Cash Available for Distribution, the Company’s previous non-GAAP guidance metric.  Free Cash Flow would be available for additional debt reduction, internal or external growth, or distributions to shareholders, depending on the amount of Free Cash Flow and the decision of management, together with the board, on the allocation of such Free Cash Flow.

The Company provided 2014 Free Cash Flow guidance of $0 to $25 million, excluding approximately $80 million in prepayment and other expenses associated with the Company’s recent refinancing transaction.  This figure also excludes the $8.1 million repayment of Piedmont construction debt made to facilitate the term loan conversion.

The decrease of approximately $96 million, based on the midpoint of the range for 2014 Free Cash Flow,  compared to $108.8 million of Cash Available for Distribution in 2013 is attributable to several factors, including: lower operating cash flow, primarily from the loss of more than $30 million of cash flow from assets divested in April 2013 and $38 million from working capital items that benefited 2013, but are not expected to recur in 2014; $12 million of higher capex; and debt repayments under the APLP term loan, including 1% mandatory amortization and 50% sweep of APLP’s cash flow after capex and debt service (estimated to total $52 million in 2014).  These reductions are partly offset by increased Project Adjusted EBITDA and lower interest expense in 2014, excluding the prepayments and additional interest expense associated with the refinancing transaction, which are excluded from Free Cash Flow.

See Table 4 for full-year 2014 guidance.

Atlantic Power Corporation

Table 4 — 2014 Annual Guidance

(in millions of U.S. dollars)

Unaudited

2014 Annual Guidance
Project Adjusted EBITDA	$280 - $305
Free Cash Flow (1)	$0 - $25
APLP Project Adjusted EBITDA (2)	$165 - $175

(1) Free Cash Flow is defined as cash flows from operating activities less capex; project-level debt repayments, including amortization of the new term loan; and distributions to non-controlling interests, including preferred share dividends.

(2) APLP is a wholly owned subsidiary of the Company. APLP Project Adjusted EBITDA is a summation of Project Adjusted EBITDA at each APLP project, and is calculated in a manner which is consistent with the Company’s Project Adjusted EBITDA calculation.

Note: Project Adjusted EBITDA and Free Cash Flow are not recognized measures under GAAP and do not have any standardized meaning prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.  The Company has not provided a reconciliation of forward-looking non-GAAP measures, due primarily to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

Business Update

Major Maintenance and Optimization Initiatives

In 2013, the Company’s project capital expenditures and major maintenance expenses totaled $41 million.  The majority of these expenditures represents major maintenance on the Company’s projects and are expensed.  In addition, the Company has an ongoing effort to identify and implement discretionary investments in its existing portfolio of projects designed to improve operating performance, enhance efficiency or lower costs, with a goal of increasing Project Adjusted EBITDA.  The larger of these optimization investments typically are included in major maintenance and capex, but there are also many smaller investments of this type that are expensed as part of normal operation and maintenance expense.

The Company had previously indicated plans to invest $20 million in such optimization projects in 2013 and 2014, including a steam generator replacement at Nipigon and the repowering of two turbines at Curtis Palmer, with an expected Project Adjusted EBITDA run rate contribution of at least $6 million beginning in 2015.

Since the third-quarter conference call, the Company has identified and expects to proceed with additional discretionary investments in 2014 of $7 million, including a $2.2 million project to boost output at Morris.  Total investments of this type are now expected to be approximately $27 million, with an expected Project Adjusted EBITDA run-rate contribution of at least $8 million beginning in 2015.  The Company expects to realize approximately half this level in 2014 attributable to investments completed in 2013 and initial returns from projects scheduled to be completed in the early part of 2014.

In 2014, the Company expects to have project capital expenditures and major maintenance expenses of approximately $38 million, including optimization investments of $18 million.  Total expenditures are expected to be slightly lower than the $41 million in 2013 despite a higher level of optimization-related spending because there is lower major maintenance this year as a result of fewer scheduled gas turbine outages.

Going forward, the Company expects that major maintenance expense and capex will average approximately $25 million annually.  Although the level of optimization investments will vary year to year, and is unlikely to reach the level budgeted in 2014, the Company hopes to identify approximately $5 to $10 million of such investments annually.

See Table 5 for 2013 actual and 2014 guidance for major maintenance and capex and optimization investments.

Atlantic Power Corporation

Table 5 — Major Maintenance and optimization investments (in millions of U.S. dollars)

Unaudited	2013 Actual	2014 Guidance	Total
Total major maintenance and capex	$41.0	$38	—
Expensed (included in Project Adjusted EBITDA)	34.5	19	—
Capitalized	6.5	19	—

Optimization investments (most of which are included above)	8	19	$27

Asset Sales

As previously disclosed, in December 2012, the Company signed a purchase and sale agreement with PNM, a subsidiary of PNM Resources, Inc., pursuant to which the Company and its partners in the investment have agreed to sell Delta-Person.  The Company expects this transaction to close in 2014, subject to receipt of all required approvals, and expects to receive net cash proceeds of approximately $9 million.

In November 2013, the Company completed the sale of its 60% interest in Rollcast. As consideration for the sale, the Company was assigned asset management contracts for the Cadillac and Piedmont projects as well as the remaining 2% ownership interest in Piedmont, bringing its total ownership of this project to 100%.

Investor Conference Call and Webcast

A telephone conference call hosted by Atlantic Power’s management team will be held on Friday, February 28, 2014 at 8:30 AM ET.  An accompanying slide presentation will be available on the Company’s website prior to the call.  The telephone numbers for the conference call are: U.S. Toll Free: 1-888-317-6003; Canada Toll Free: 1-866-284-3684; International Toll: +1 412-317-6016.  Participants will need to provide access code 4932951 to enter the conference call.  The conference call will also be broadcast over Atlantic Power’s website, with an accompanying slide presentation. Please call or log in 10 minutes prior to the call. The telephone numbers to listen to the conference call after it is completed (Instant Replay) are U.S. Toll Free: 1-877-344-7529; Canada Toll Free 1-855-669-9658; International Toll: +1-412-317-0088. Please enter conference call number 10039266. The conference call will also be archived on Atlantic Power’s website.

About Atlantic Power

Atlantic Power owns and operates a diverse fleet of power generation assets in the United States and Canada.  Atlantic Power’s power generation projects sell electricity to utilities and other large commercial customers largely under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  Its power generation projects in operation have an aggregate gross electric generation capacity of approximately 2,950 MW in which its aggregate ownership interest is approximately 2,025 MW. These totals exclude the Company’s 40% interest in the Delta-Person generating station that the Company entered into an agreement to sell in December 2012.  Its current portfolio consists of interests in twenty-eight operational power generation projects across eleven states in the United States and two provinces in Canada.

Atlantic Power has a market capitalization of approximately $300 million and trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Amanda Wagemaker, Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of certain financial data and other publicly filed documents are filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

************************************************************************************************************************

Cautionary Note Regarding Forward-looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of our Company and our projects.  These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following expectations that:

•                  2014 Project Adjusted EBITDA will be in the range of $280 to $305 million;

•                  2014 APLP Project Adjusted EBITDA will be in the range of $165 to $175 million;

•                  2014 Free Cash Flow will be in the range of $0 to $25 million;

•                  The availability of Free Cash Flow for additional debt reduction, internal or external growth, or distributions to shareholders, depending on the amount of Free Cash Flow generated and the decision of management, together with the board, on the allocation of such Free Cash Flow;

•                  project distributions from Canadian Hills and Meadow Creek will be $15 to $19 million and $7 to $8 million, respectively, on a multi-year average annual basis;

•                  distributions from Piedmont will average $4 to $6 million annually after 2014;

•                  projected debt at year-end 2014 will be $1,898 million, reflecting initial-year amortization of the term loan, project-level debt repayments in 2014 and the redemption of the convertible debentures due in October 2014;

•                  the Company will be in compliance with the financial maintenance covenants in the agreements governing its indebtedness for at least the next twelve months;

•                  the Company, in March, will reduce its outstanding letters of credit by a total of $16 million, by reducing letters of credit posted with another counterparty by $10 million and by reducing the level of letters of credit required to be posted in the transition from the Prior Credit Facility to the new Senior Secured Revolving Credit Facility by $6 million;

•                  total capex for the investment upgrade at Nipigon will be approximately $10 million and the new steam generator at Nipigon will result in improved Project Adjusted EBITDA and cash flows beginning in 2015;

•                  the level of optimization capex will be $18 million in 2014, for a two-year total of approximately $27 million, and that these investments will produce a Project Adjusted EBITDA run-rate contribution of approximately $8 million beginning in 2015;

•                  the Company’s evaluations of a broad range of options, including asset sales or joint ventures to raise capital in a cost-effective manner for growth or additional debt reduction, as well as broader more strategic options, and the outcome of such evaluations;

•                  the Company will have project capital expenditures and major maintenance expenses of approximately $38 million in 2014, including optimization initiatives of $18 million;

•                  major maintenance expense and maintenance capex will average approximately $25 million annually;

•                  the Company will have annual optimization capex on average of $5 to $10 million;

•                  subject to market conditions and other factors, the Company may use the remaining proceeds from the Senior Secured Term Loan Facility, together with cash on hand, to repurchase or redeem, by means of a tender offer or otherwise, up to $150 million aggregate principal amount of the Company’s high-yield 9.0% notes;

•                  the Company will reduce interest expense going forward;

•                  the sale of Delta-Person will successfully close in 2014 with net cash proceeds received by the Company of $9 million; and

•                  the results of operations and performance of the Company’s projects, business prospects, opportunities and future growth of the Company will be as described herein.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting our Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  Readers are cautioned that such information may not be appropriate for other purposes.

Atlantic Power Corporation

Table 6 — Consolidated Balance Sheet (in millions of U.S. dollars)

	December 31,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$158.6	$60.2
Restricted cash	114.2	28.6
Accounts receivable	64.3	58.5
Current portion of derivative instruments asset	0.2	9.5
Inventory	16.0	16.9
Prepayments and other current assets	16.1	13.4
Security deposits	—	19.0
Assets held for sale	—	351.4
Refundable income taxes	4.0	4.2
Total current assets	373.4	561.7

Property, plant and equipment, net	1,813.4	2,055.5
Equity investments in unconsolidated affiliates	394.3	428.7
Power purchase agreements and intangible assets, net	451.5	524.9
Goodwill	296.3	334.7
Derivative instruments asset	13.0	11.1
Other assets	53.1	86.1
Total assets	$3,395.0	$4,002.7

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable	$14.0	$17.8
Accrued interest	17.7	19.0
Other accrued liabilities	58.8	73.7
Revolving credit facility	—	67.0
Current portion of long-term debt	216.2	121.2
Current portion of convertible debentures	42.1	—
Current portion of derivative instruments liability	28.5	33.0
Dividends payable	6.8	11.5
Liabilities associated with assets held for sale	—	189.0
Other current liabilities	5.3	3.3
Total current liabilities	389.4	535.5

Long-term debt	1,254.8	1,459.1
Convertible debentures	363.1	424.2
Derivative instruments liability	76.1	118.1
Deferred income taxes	111.5	164.0
Power purchase and fuel supply agreement liabilities, net	38.7	44.0
Other long-term liabilities	65.4	71.4
Commitments and contingencies	—	—
Total liabilities	2,299.0	2,816.3

Equity
Common shares, no par value, unlimited authorized shares; 120,205,813 and 119,446,865 issued and outstanding at December 31, 2013 and December 31, 2012, respectively	1,286.1	1,285.5
Preferred shares issued by a subsidiary company	221.3	221.3
Accumulated other comprehensive income (loss)	(22.4)	9.4
Retained deficit	(655.4)	(565.2)
Total Atlantic Power Corporation shareholders’ equity	829.6	951.0
Noncontrolling interest	266.4	235.4
Total equity	1,096.0	1,186.4
Total liabilities and equity	$3,395.0	$4,002.7

Atlantic Power Corporation

Table 7 — Consolidated Statements of Operations

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Years Ended December 31,			Three months ended December 31,
	2013	2012	2011	2013	2012
Project revenue
Energy sales	$304.2	$217.0	$43.6	$99.8	$58.0
Energy capacity revenue	168.8	154.9	34.0	12.4	37.6
Other	78.7	68.5	16.3	18.5	18.4
	551.7	440.4	93.9	130.7	114.0

Project expenses:
Fuel	198.7	169.1	37.5	49.9	45.6
Operations and maintenance	152.4	122.8	20.9	40.0	34.8
Development	7.2	—	—	2.3	—
Depreciation and amortization	167.1	118.0	23.6	41.4	30.6
	525.4	409.9	82.0	133.6	111.0
Project other income (expense):
Change in fair value of derivative instruments	49.5	(59.3)	(14.6)	16.1	(7.9)
Equity in earnings of unconsolidated affiliates	26.9	15.2	6.4	2.3	3.4
Gain on sale of equity investments	30.4	0.6	—	—	—
Interest expense, net	(34.4)	(16.4)	(7.3)	(8.7)	(4.2)
Impairment of goodwill	(34.9)	—	—	—	—
Other income, net	0.5	—	—	0.4	(0.1)
	38.0	(59.9)	(15.5)	10.1	(8.8)
Project income (loss)	64.3	(29.4)	(3.6)	7.2	(5.8)

Administrative and other expenses (income):
Administration	35.2	28.3	37.7	6.7	6.3
Interest, net	104.1	89.8	26.0	25.4	20.6
Foreign exchange loss (gain)	(27.4)	0.5	13.8	(14.5)	(3.9)
Other income, net	(10.5)	(5.7)	(0.1)	(1.0)	(0.1)
	101.4	112.9	77.4	16.6	22.9
Loss from continuing operations before income taxes	(37.1)	(142.3)	(81.0)	(9.4)	(28.7)
Income tax benefit	(19.5)	(28.1)	(11.1)	(17.6)	(9.0)
Income (loss) from continuing operations	(17.6)	(114.2)	(69.9)	8.2	(19.7)
Net income (loss) from discontinued operations, net of tax (1)	(6.2)	13.9	34.3	(0.2)	(34.8)
Net income (loss)	(23.8)	(100.3)	(35.6)	8.0	(54.5)
Net income (loss) attributable to noncontrolling interest	(3.4)	(0.6)	(0.5)	(0.1)	0.1
Net income attributable to preferred share dividends of a subsidiary company	12.6	13.1	3.3	3.2	3.4
Net income (loss) attributable to Atlantic Power Corporation	$(33.0)	$(112.8)	$(38.4)	$4.9	$(58.0)

Basic and diluted earnings (loss) earnings per share:
Income (loss) from continuing operations attributable to Atlantic Power Corporation	$(0.23)	$(1.09)	$(0.94)	$0.04	$(0.20)
Income (loss) from discontinued operations, net of tax	(0.05)	0.12	0.44	—	(0.30)
Net income (loss) attributable to Atlantic Power Corporation	$(0.28)	(0.97)	$(0.50)	$0.04	$(0.50)

(1) Includes contributions from the Sold Projects and Rollcast which are a component of discontinued operations.

Atlantic Power Corporation

Table 8 — Consolidated Statements of Cash Flows (in millions of U.S. dollars)

	Years ended December 31,
Unaudited	2013	2012	2011
Cash flows from operating activities:
Net loss	$(23.8)	$(100.3)	$(35.6)
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	176.4	157.2	63.6
Loss of discontinued operations	32.8	—	—
(Gain) loss on sale of assets & other charges	(5.1)	0.8	—
Long-term incentive plan expense	2.2	2.5	3.2
Asset and goodwill impairment charges	39.7	60.5	1.5
Gain on sale of equity investments	(30.4)	(0.6)	—
Equity in earnings from unconsolidated affiliates	(26.9)	(25.7)	(7.9)
Distributions from unconsolidated affiliates	40.9	38.4	21.9
Unrealized foreign exchange (gain) loss	(13.0)	19.0	8.6
Change in fair value of derivative instruments	(60.2)	46.7	22.8
Change in deferred income taxes	(27.3)	(34.1)	(9.9)
Change in other operating balances
Accounts receivable	3.4	2.3	(15.6)
Inventory	0.8	(6.2)	(0.4)
Prepayments, refundable income taxes and other assets	51.5	(13.3)	2.1
Accounts payable	(8.4)	21.1	4.9
Accruals and other liabilities	(0.2)	(1.2)	(3.3)
Cash provided by operating activities	152.4	167.1	55.9

Cash flows provided by (used in) investing activities
Change in restricted cash	(93.7)	(11.6)	(5.7)
Proceeds from sale of assets and equity investments, net	182.6	27.9	8.5
Cash paid for acquisitions and investments, net of cash acquired	—	(80.5)	(591.6)
Proceeds from related party	—	—	22.8
Proceeds from treasury grant	103.2	—	—
Biomass development costs	(0.2)	(0.5)	(0.9)
Construction in progress	(38.3)	(456.2)	(113.1)
Purchase of property, plant and equipment	(6.5)	(2.9)	(2.0)
Cash provided by (used in) investing activities	147.1	(523.8)	(682.0)

Cash flows (used in) provided by financing activities
Proceeds from issuance of long-term debt	—	—	460.0
Proceeds from issuance of convertible debentures	—	230.6	—
Proceeds from issuance of equity, net of offering costs	(1.0)	66.3	155.4
Proceeds from project-level debt	20.8	291.9	100.8
Repayment of project-level debt	(118.8)	(284.8)	(21.5)
Payments for revolving credit facility borrowings	(67.0)	(60.8)	—
Proceeds from revolving credit facility borrowings	—	69.8	58.0
Deferred financing costs	(2.8)	(31.2)	(26.4)
Equity contribution from noncontrolling interest	44.6	225.0	—
Dividends paid to common shareholders	(65.1)	(131.0)	(81.8)
Dividends paid to noncontrolling interests	(18.3)	(13.1)	(3.2)
Cash (used in) provided by financing activities	(207.6)	362.7	641.3

Net increase in cash and cash equivalents	91.9	6.0	15.2
Less cash at discontinued operations	—	(6.5)	—
Cash and cash equivalents at beginning of period at discontinued operations	6.5	—	—
Cash and cash equivalents at beginning of period	60.2	60.7	45.5
Cash and cash equivalents at end of period	$158.6	$60.2	$60.7
Supplemental cash flow information
Interest paid	$130.4	$40.2	$40.2
Income taxes paid, net	$5.9	$1.1	$1.1
Accruals for construction in progress	$8.9	$4.1	$4.1

Regulation G Disclosures

Cash Available for Distribution, Payout Ratio, Cash Distributions from Projects and Free Cash Flow are not measures recognized under GAAP and do not have standardized meanings prescribed by GAAP.  Management believes that Cash Available for Distribution, Payout Ratio and Cash Distributions from Projects are relevant supplemental measures of the Company’s ability to earn and distribute cash returns to investors.  Reconciliations of Cash Available for Distribution and Payout Ratio to cash flows from operating activities and of Cash Distributions from Projects to Project income (loss) are provided in Table 11 on page 16 of this release.  Investors are cautioned that the Company may calculate these measures in a manner that is different from other companies.

Free Cash Flow is defined as cash flows from operating activities less capex; project-level debt repayments, including amortization of the new term loan; and distributions to non-controlling interests, including preferred share dividends.

Project Adjusted EBITDA is defined as project income (loss) plus interest, taxes, depreciation and amortization (including non-cash impairment charges) and changes in fair value of derivative instruments.  Project Adjusted EBITDA is not a measure recognized under GAAP and is therefore unlikely to be comparable to similar measures presented by other companies and does not have a standardized meaning prescribed by GAAP.  Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors.  A reconciliation of Project Adjusted EBITDA to project income (loss) and a bridge to Cash Distributions from Projects are provided in Table 9 below and Tables 10A and 10B on page 15, respectively.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Atlantic Power Corporation

Table 9 — Project Adjusted EBITDA by segment

Unaudited

	Years ended December 31,			Three months ended December 31,
	2013	2012	2011	2013	2012
Project Adjusted EBITDA by segment
East (1)	$150.7	$145.7	$66.8	$38.6	$46.2
West (2)	78.8	82.1	16.4	9.6	10.2
Wind	59.6	10.9	4.3	16.2	4.2
Un-allocated corporate (3)	(18.6)	(11.1)	(0.7)	(7.2)	(3.7)
Total	270.5	227.6	86.8	57.2	56.9

Reconciliation to project income
Depreciation and amortization	209.8	164.9	55.5	55.3	41.9
Interest expense, net	38.5	24.0	15.2	8.0	5.9
Change in the fair value of derivative instruments	(50.3)	56.6	17.2	(15.5)	7.7
Other expense	8.2	11.5	2.5	2.2	7.2
Project income (loss)	$64.3	$(29.4)	$(3.6)	$7.2	$(5.8)

(1) Excludes Auburndale, Lake and Pasco, which are components of discontinued operations.

(2) Excludes Path 15, which is a component of discontinued operations.

(3) Excludes Rollcast, which is a component of discontinued operations.

Notes: Table 9 presents Project Adjusted EBITDA, which is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to a similar measure presented by other companies.

The Company has four reportable segments: East, West, Wind and Un-allocated Corporate. The Company revised its reportable business segments in the fourth quarter of 2013 as a result of recent significant asset sales and in order to align with changes in management’s structure, resource allocation and performance assessment in making decisions regarding its operations. The Company’s financial results for the years ended December 31, 2013, 2012 and 2011 and the three months ended December 31, 2013 and 2012 have been presented to reflect these changes in operating segments. These changes reflect the Company’s current operating focus. The segment classified as Un-allocated Corporate includes activities that support the executive and administrative offices, capital structure and costs of being a public registrant. These costs are not allocated to the operating segments when determining segment profit or loss.

Atlantic Power Corporation

Table 10A — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Year ended December 31, 2013

Unaudited	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
East
Consolidated	$100.3	$(3.9)	$(17.3)	$(6.7)	$18.8	$91.2
Equity method	50.4	(14.0)	(3.6)	(0.9)	4.3	36.2
Total	150.7	(17.9)	(20.9)	(7.6)	23.1	127.4
West
Consolidated	61.6	—	—	(1.1)	(2.3)	58.2
Equity method	17.2	1.2	(0.3)	(1.1)	(2.9)	14.1
Total	78.8	1.2	(0.3)	(2.2)	(5.2)	72.3
Wind
Consolidated	50.0	(7.0)	(14.6)	(11.2)	6.2	23.4
Equity method	9.6	(2.6)	(4.9)	—	0.4	2.5
Total	59.6	(9.6)	(19.5)	(11.2)	6.6	25.9
Total consolidated	211.9	(10.9)	(31.9)	(19.0)	22.7	172.8
Total equity method	77.2	(15.4)	(8.8)	(2.0)	1.8	52.8
Un-allocated corporate	(18.6)	(0.2)	3.1	0.1	15.6	—
Total	$270.5	$(26.5)	$(37.6)	$(20.9)	$40.1	$225.6

Notes: Table 10A presents Cash Distributions from Projects and Project Adjusted EBITDA, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

The Company has four reportable segments: East, West, Wind and Un-allocated Corporate. The Company revised its reportable business segments in the fourth quarter of 2013 as a result of recent significant asset sales and in order to align with changes in management’s structure, resource allocation and performance assessment in making decisions regarding its operations. The Company’s financial results for the year ended December 31, 2013 has been presented to reflect these changes in operating segments. These changes reflect the Company’s current operating focus. The segment classified as Un-allocated Corporate includes activities that support the executive and administrative offices, capital structure and costs of being a public registrant. These costs are not allocated to the operating segments when determining segment profit or loss.

Atlantic Power Corporation

Table 10B — Cash Distributions from Projects (by Segment, in millions of U.S. dollars)

Year ended December 31, 2012

Unaudited	Project Adjusted EBITDA	Repayment of long-term debt	Interest expense, net	Capital expenditures	Other, including changes in working capital	Cash Distributions from Projects
Segment
East
Consolidated	$91.2	$(2.4)	$(13.8)	$(1.3)	$14.6	$88.3
Equity method	54.5	(19.3)	(4.7)	(0.4)	0.4	30.5
Total	145.7	(21.7)	(18.5)	(1.7)	15.0	118.8
West
Consolidated	67.6	—	—	(0.1)	0.5	68.0
Equity method	14.5	(3.6)	(0.4)	(0.2)	1.4	11.7
Total	82.1	(3.6)	(0.4)	(0.3)	1.9	79.7
Wind
Consolidated	4.3	—	(1.9)	—	(2.4)	—
Equity method	6.6	(2.0)	(3.2)	0.2	(0.3)	1.3
Total	10.9	(2.0)	(5.1)	0.2	(2.7)	1.3
Total consolidated	163.1	(2.4)	(15.7)	(1.4)	12.7	156.3
Total equity method	75.6	(24.9)	(8.3)	(0.4)	1.5	43.5
Un-allocated corporate	(11.1)	—	—	—	11.1	—
Total	$227.6	$(27.3)	$(24.0)	$(1.8)	$25.3	$199.8

Notes: Table 10B presents Cash Distributions from Projects and Project Adjusted EBITDA, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

The Company has four reportable segments: East, West, Wind and Un-allocated Corporate. The Company revised its reportable business segments in the fourth quarter of 2013 as a result of recent significant asset sales and in order to align with changes in management’s structure, resource allocation and performance assessment in making decisions regarding its operations. The Company’s financial results for the year ended December 31, 2012 has been presented to reflect these changes in operating segments. These changes reflect the Company’s current operating focus. The segment classified as Un-allocated Corporate includes activities that support the executive and administrative offices, capital structure and costs of being a public registrant. These costs are not allocated to the operating segments when determining segment profit or loss.

Atlantic Power Corporation

Table 11 — Cash Available for Distribution (in millions of U.S. dollars)

Unaudited

	Years ended December 31,
	2013	2012	2011
Cash Distributions from Projects	$225.6	$199.8	$35.9
Repayment of long-term debt	(26.5)	(27.3)	(62.3)
Interest expense, net	(37.6)	(24.0)	(15.2)
Capital expenditures	(20.9)	(1.8)	(2.6)
Other, including changes in working capital	40.1	25.3	29.2
Project Adjusted EBITDA	$270.5	$227.6	$86.8
Depreciation and amortization	209.8	164.9	55.5
Interest expense, net	38.5	24.0	15.2
Change in the fair value of derivative instruments	(50.3)	56.6	17.2
Other (income) expense	8.2	11.5	2.5
Project income (loss)	$64.3	$(29.4)	$(3.6)
Administrative and other expenses	101.4	112.9	77.4
Income tax expense (benefit)	(19.5)	(28.1)	(11.1)
Income (loss) from discontinued operations, net of tax	(6.2)	13.9	34.3
Net loss	$(23.8)	$(100.3)	$(35.6)
Adjustments to reconcile to net cash provided by operating activities	129.1	264.7	103.8
Change in other operating balances	47.1	2.7	(12.3)
Cash flows from operating activities	$152.4	$167.1	$55.9
Project-level debt repayments	(15.6)	(19.6)	(21.5)
Purchases of property, plant and equipment (1)	(6.5)	(2.9)	(2.0)
Transaction costs (2)	—	—	33.4
Realized foreign currency losses on hedges associated with the Partnership transaction (3)	—	—	16.5
Distributions to noncontrolling interests	(8.9)	—	—
Dividends on preferred shares of a subsidiary company	(12.6)	(13.0)	(3.2)
Cash Available for Distribution	$108.8	$131.6	$79.1
Total cash dividends declared to shareholders	58.0	131.8	86.4
Payout Ratio	53%	100%	109%

(1) Excludes construction costs related to our Piedmont biomass project and Canadian Hills and Meadow Creek projects.

(2) Represents costs incurred associated with the Partnership acquisition.

(3) Represents realized foreign currency losses associated with foreign exchange forwards entered into in order to hedge a portion of the foreign currency exchange risks associated with the closing of the Partnership acquisition.

Note: Table 11 presents Cash Distributions from Projects, Project Adjusted EBITDA, Cash Available for Distribution and Payout Ratio, which are not recognized measures under GAAP and do not have any standardized meanings prescribed by GAAP; therefore, these measures may not be comparable to similar measures presented by other companies.

Atlantic Power Corporation

Table 12 — Project Adjusted EBITDA by Project (for Selected Projects)

(in millions of U.S. dollars)

Unaudited

		Years ended December 31,
		2013	2012	2011
East	Accounting
Cadillac	Consolidated	$9.1	$9.3	$8.9
Curtis Palmer	Consolidated	32.1	28.0	8.1
Nipigon	Consolidated	13.4	14.6	1.8
North Bay	Consolidated	8.5	8.1	1.9
Tunis	Consolidated	9.5	13.5	3.0
Piedmont	Consolidated	2.3	(0.1)	—
Other (1)	Consolidated	25.4	17.8	3.4
Chambers	Equity method	20.6	27.8	16.6
Selkirk	Equity method	20.8	17.8	16.5
Orlando	Equity method	9.0	8.9	6.6
Total		150.7	145.7	66.8
West
Manchief	Consolidated	16.9	15.1	3.6
Williams Lake	Consolidated	16.5	18.5	2.7
Other (2)	Consolidated	28.2	34.0	3.3
Other (3)	Equity method	17.2	14.5	6.8
Total		78.8	82.1	16.4
Wind
Canadian Hills	Consolidated	25.6	0.8	—
Meadow Creek	Consolidated	14.0	—	—
Rockland	Consolidated	10.4	3.5	—
Other (4)	Equity method	9.6	6.6	4.3
Total		59.6	10.9	4.3
Totals
Consolidated projects		211.9	163.1	36.7
Equity method projects		77.2	75.6	50.8
Un-allocated corporate		(18.6)	(11.1)	(0.7)
Total Project Adjusted EBITDA		$270.5	$227.6	$86.8

Depreciation and amortization		$209.8	$164.9	$55.5
Interest expense, net		38.5	24.0	15.2
Change in the fair value of derivative instruments		(50.3)	56.6	17.2
Other (income) expense		8.2	11.5	2.5
Project income (loss)		$64.3	$(29.4)	$(3.6)

(1) 2013, 2012 and 2011: Kenilworth, Calstock, Kapuskasing and Morris

(2) 2013: Moresby Lake, Mamquam, Naval Station, North Island, Naval Training Station, Greeley, Oxnard; 2012 and 2011: Includes 2013 projects and Badger Creek

(3) 2013: Koma Kulshan, Gregory, Delta-Person, Frederickson; 2012 and 2011: Includes 2013 projects and PERH

(4) 2013: Idaho Wind, Goshen North; 2012 and 2011: Idaho Wind

Notes: Table 12 presents Project Adjusted EBITDA, which is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP; therefore, this measure may not be comparable to a similar measure presented by other companies. The Company has not reconciled non-GAAP financial measures relating to individual projects to the directly comparable GAAP measures due to the difficulty in making the relevant adjustments on an individual project basis.

The Company has four reportable segments: East, West, Wind and Un-allocated Corporate. The Company revised its reportable business segments in the fourth quarter of 2013 as a result of recent significant asset sales and in order to align with changes in management’s structure, resource allocation and performance assessment in making decisions regarding its operations. The Company’s financial results for the years ended December 31, 2013, 2012 and 2011 have been presented to reflect these changes in operating segments. These changes reflect the Company’s current operating focus. The segment classified as Un-allocated Corporate includes activities that support the executive and administrative offices, capital structure and costs of being a public registrant. These costs are not allocated to the operating segments when determining segment profit or loss.